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                     September 13, 2022

       Rom Papadopoulos
       Chief Financial Officer
       Viveon Health Acquisition Corp.
       c/o Gibson, Deal & Fletcher, PC
       Spalding Exchange
       3953 Holcomb Bridge Road, Suite 200
       Norcross, GA 30092

                                                        Re: Viveon Health
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39827

       Dear Mr. Papadopoulos:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences